Exhibit 99.1

Press
Joint Press Release
by Siemens Mobility and Ondas Networks	New York, May 14, 2020

Siemens Mobility One Penn Plaza New York, 10119 USA	Ondas Networks 165 Gibraltar Ct. Sunnyvale, CA USA 94089

Siemens Mobility and Ondas Networks bring next-gen wireless communications to North American Rail Market

•	Ondas Networks’ Mission-Critical IoT (MC-IoT) radio technology to be featured in new Siemens-branded portfolio of radio products – available by year-end.
•	Portfolio will include new dual-mode radios that implement Siemens Mobility’s ATCS protocols with Ondas’ next-gen MC-IoT architecture

Siemens Mobility, a leader in seamless, sustainable, reliable and secure transport solutions for more than 160 years, has entered into an exclusive partnership with Ondas Networks, a developer of private licensed wireless data networks for mission-critical industrial markets, to bring a Siemens-branded portfolio of their wireless radio communication systems to the North American Rail Market. Ondas’ MC-IoT architecture is designed to provide railroads with wireless networks that are built specifically for mission critical use and meet stringent demands for low latency, high reliability, availability and security.

The portfolio will feature new radios that are interoperable with Siemens Mobility’s extensive installed base of Advanced Train Control System (ATCS) radios. Importantly, the new radios will be MC-IoT capable, ensuring the railroads are ready to embrace future advanced train control, signaling, crossing and monitoring applications. The new ATCS radios for both base station and wayside are expected to be in the market within the year and will play a key role in building up rail’s intelligent infrastructure of the future.

The North American private rail network is massive, consisting of 140,000 miles of track, 25,000 locomotives, 1.6 million railcars and 200,000 highway crossings. A significant portion of the communications infrastructure is more than 20 years old and requires an upgrade to support the technology required for the automated railroad of the future.

“These new ATCS radios will provide the Railroads with a seamless migration path to build up this intelligent infrastructure,” said Marc Buncher, CEO of Siemens Mobility for North America. “The full complement of radio products that we can offer, through our partnership with Ondas, will enable our customers to further leverage the extensive investments that they have already made in the RF spectrum and in their communications infrastructure.”

Using the frequency-agnostic, software-defined radio architecture from Ondas, these products will enable a substantial capacity increase utilizing the railroad’s existing wireless infrastructure and dedicated FCC-licensed radio frequencies, as well as the flexibility to adapt to (and take advantage of) future changes in RF spectrum availability. Siemens Mobility and Ondas will work closely with International standards organizations and North American Rail representatives to promote a robust, public open standard that will benefit railroads, suppliers and application providers.

“Siemens Mobility is an ideal partner to accelerate the adoption of our wireless technology in the North American Railroad market,” stated Eric Brock, CEO of Ondas Networks. “Siemens Mobility is a world-renowned leader and innovator in transportation with the reach and support systems to truly drive our technology to wide scale acceptance. Our technology has enormous potential in the North American Railroad market and we’re very excited about the future we see with this partnership.”

Contacts for journalists:

Siemens Mobility, Media Relations

Elizabeth Cho, phone:+1-917-622-2413

E-mail: elizabeth.cho@siemens.com

Ondas Networks, Media Relations

Kate Caruso-Sharpe, Tel.:+1-646-699-1534

E-Mail: ondas@fischtankpr.com

Siemens Mobility is a separately managed company of Siemens AG. As a leader in transport solutions for more than 160 years, Siemens Mobility is constantly innovating its portfolio in its core areas of rolling stock, rail automation and electrification, turnkey systems, intelligent traffic systems as well as related services. With digitalization, Siemens Mobility is enabling mobility operators worldwide to make infrastructure intelligent, increase value sustainably over the entire lifecycle, enhance passenger experience and guarantee availability. In fiscal year 2019, which ended on September 30, 2019, the former Siemens Mobility Division posted revenue of €8.9 billion and had around 36,800 employees worldwide. Further information is available at: www.siemens.com/mobility.

Ondas Networks Inc. is a wholly owned subsidiary of Ondas Holdings Inc. (OTCQB: ONDS). Ondas Networks Inc. is a developer of private licensed wireless data networks for mission-critical industrial markets. The Company designs and manufactures its multi-patented, Software Defined Radio (SDR) platform for Mission Critical IoT (MC-IoT) applications. Ondas Networks’ customer end markets include utilities, oil and gas, transportation, and government entities whose demands span a wide range of mission critical applications that require secure communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company's SDR technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ SDR technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com, www.otcmarkets.com or follow Ondas Networks on Twitter and LinkedIn.